Exhibit 10.72

EXECUTION COPY

Endeavor Group Holdings, Inc.
Endeavor Operating Company, LLC

February 26, 2024

Seth Krauss
Via e-mail

Re: Retention Bonus

Dear Seth,

Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc. (the “Company”, and Endeavor Operating Company, LLC or an affiliate thereof which may employ you from time to time, “Employer”), is pleased to provide you with a bonus opportunity on the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in that certain Term Employment Agreement, dated as of April 19, 2021, by and among you, the Company and Employer, as amended as of December 21, 2023, and as may be further amended, modified, supplemented or restated from time to time (the “Employment Agreement”).

1.
Retention Bonus. Subject to the terms and conditions set forth herein, you shall receive a retention bonus in the amount of $1,350,000 (the "Retention Bonus"). The Retention Bonus shall be paid in cash (less applicable withholdings) as soon as reasonably practicable following the Effective Date, but in any event no later than the regular payroll date of the first complete payroll cycle following the Effective Date.

2.
Termination of Employment. In the event (a) your employment with Employer is terminated on or before December 31, 2024, by you without Good Reason or by Employer for Cause or (b) your employment is terminated on or before December 31, 2024 for any other reason and you subsequently breach any restrictive covenant contained in the Employment Agreement or in any written agreement between you and any of the Management Holdcos (each, a “Specified Covenant”), then within sixty (60) days following such termination of employment under clause (a) or breach under clause (b), you shall repay Employer a portion of the Retention Bonus equal to the product obtained by multiplying (i) the amount of the Retention Bonus (less amounts withheld for taxes) by (ii) the quotient obtained by dividing (x) the number of days from such termination of employment through and including December 31, 2024 by (y) 306 (i.e., the number of days in the 10 months from March through December 2024) (such portion, the “Repayment Amount”). Employer and/or its affiliate(s) may, without duplication, offset all or any portion of your Repayment Amount against any wages, equity proceeds and/or any other payments remaining due but not yet paid to you at the time, to the extent permitted by law and to the extent such offset would not violate or result in the imposition of tax under Section 409A. Except as set forth in subsection (b) above, the foregoing repayment obligation upon a termination shall not apply to a termination by you for Good Reason, a termination by Employer without Cause, or a termination due to death or Disability; provided that, in the event of your employment with Employer is terminated on or before December 31, 2024, by you for Good Reason or by Employer without Cause, such repayment obligation will not apply if and only if (1) you execute and deliver a Release that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of your employment and (2) you comply with the Specified Covenants and, to the extent you fail to execute (or subsequently revoke) the Release or breach the Specified Covenants, you will be required to repay the Repayment Amount in accordance with this Section 2.

3.
Other Acknowledgments. You acknowledge that you will not receive (and hereby waive any rights to) an Annual Equity Award (if any) under Section 3.3(a) of the Employment Agreement in respect of calendar year 2023.

4.
Miscellaneous. Sections 12 (Excess Parachute Payments), 13 (Arbitration), 14 (Governing Law; Consent to Jurisdiction; Jury Trial Waiver), 15 (Binding Effect), 17 (Waiver), 18 (Notices), 19 (Taxes), 22 (Successors and Assigns), 24 (Interpretation), and 26 (Counterparts) of the Employment Agreement shall apply to this Letter Agreement mutatis mutandis. This Agreement constitutes the entire agreement between you, the Company and Employer with respect to the Retention Bonus and supersedes any and all prior agreements or understandings among you, the Company and Employer with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you, the Company and Employer.

5.
Section 409A. Although Employer does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

Please indicate your acceptance of the terms of this Agreement by signing this Agreement in the space provided below, whereupon this Agreement shall become binding upon the parties hereto.

Very truly yours,

Endeavor Group Holdings, Inc.

By: /s/ Ari Emanuel____________________

Name: Ari Emanuel

Title: CEO

Endeavor Operating Company, LLC

By: /s/ Ari Emanuel____________________

Name: Ari Emanuel

Title: CEO

Accepted and agreed as of the date first set forth above:

By: /s/ Seth Krauss_____________________

Seth Krauss